EXHIBIT 99.1

Lowell Farms Inc. Announces Termination of the Zabala Road Lease

SALINAS, Calif., Jan. 17, 2024 (GLOBE NEWSWIRE) -- Lowell Farms Inc. (the “Company”) (CSE: LOWL; OTCQX: LOWLF), a California-born cannabis company with advanced production capabilities including extraction, manufacturing, and distribution, announces that on January 12, 2024, Cypress Holding Company, LLC (“Cypress”), a wholly owned subsidiary of the Company, surrendered possession of approximately 10 acres of real property at 139 Zabala Road, Salinas, California (the “Zabala Road Property”) leased by Cypress pursuant to a Lease Agreement dated April 1, 2017 (the “Zabala Road Lease”) with Tinhouse, LLC, dba Tinhouse Partners, LLC, as landlord (the “Landlord”). Prior to vacating the premises on January 12, 2024, the Company had operated a cultivation facility, which includes four greenhouses totaling approximately 255,000 square feet, on the Zabala Road Property.

As previously announced, in January 2023, the Company’s Board of Directors formed a strategic alternatives special committee of independent directors to explore, review and evaluate strategic and financial alternatives. As part of these efforts, the Company entered into negotiations with the Landlord to restructure the terms of the Zabala Road Lease, which provided for an expiry date of December 31, 2027, subject to five 5-year extension options exercisable by Cypress.

In September 2023, the Company and the Landlord reached a settlement amending the terms of the Zabala Road Lease and reaching agreement on all rent-related issues. The Landlord terminated the Zabala Road Lease via a letter dated October 6, 2023, which was served by its counsel on the Company on October 10, 2023. In October 2023, the Company filed a lawsuit for breach of contract and specific performance against the Landlord to enforce the settlement terms. The Landlord filed counterclaims and an unlawful detainer action against the Company, claiming damages of more than $36 million, which the Landlord claims are based on an analysis of accelerated rent due through the end of the term of the Zabala Road Lease, along with attorney’s fees, improvements, and other undefined costs.

The Company intends to vigorously defend itself against the claims made by the Landlord. However, no assurance can be provided as to whether or not the Company will prevail, and it may be required to pay significant monetary damages.

ABOUT LOWELL FARMS INC.
Lowell Farms Inc. (CSE:LOWL; OTCQX:LOWLF) (the “Company”) is a California-based cannabis company with advanced production capabilities supporting the supply chain, including extraction, manufacturing, brand sales, marketing, and distribution. Lowell Farms has an exclusive portfolio of award-winning brands, including Lowell Herb Co, House Weed, Moon, Cypress Cannabis, and Original Pot Co. for licensed retailers statewide.

Lowell Farms Inc. Media Contact
pr@lowellfarms.com

Lowell Farms Inc. Investor Relations Contact
Bill Mitoulas
416.479.9547
ir@lowellfarms.com

Lowell Farms Inc. Company Contact
Mark Ainsworth
ir@lowellfarms.com

Forward-Looking Information and Statements

This news release contains certain “forward-looking information” within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current conditions, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or may contain statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “will continue”, “will occur” or “will be achieved.” The forward-looking information and forward-looking statements contained herein may include, but are not limited to, the outcome of the litigation with the Landlord in respect of the Zabala Road Lease and the Zabala Road Property. There can be no assurance that such forward-looking information and statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such forward-looking information and statements. This forward-looking information and statements reflect the Company’s current beliefs and are based on information currently available to the Company and on assumptions the Company believes are reasonable.

Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information. Such risks and other factors may include, but are not limited to: general business, economic, competitive, political and social uncertainties; general capital market conditions and market prices for securities; operating and development costs; competition; changes in legislation or regulations affecting the Company; the timing and availability of external financing on acceptable terms; the available funds of the Company and the anticipated use of such funds; favorable production levels and outputs; the stability of pricing of cannabis products; the level of demand for cannabis product; the availability of third-party service providers and other inputs for the Company’s operations; lack of qualified, skilled labor or loss of key individuals; and risks and delays resulting from the COVID-19 pandemic. A description of additional assumptions used to develop such forward-looking information and a description of additional risk factors that may cause actual results to differ materially from forward-looking information can be found in the Company’s disclosure documents, including the Company’s Form 10, which is filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and on the SEC website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Readers are cautioned that the foregoing list of factors is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this news release is expressly qualified by this cautionary statement.

The forward-looking information contained in this news release represents the expectations of the Company as of the date of this news release and, accordingly, is subject to change after such date. However, the Company expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities law.